Exhibit 10.1

Nexeo Solutions, Inc.
Non-Employee Director Compensation Summary
Adopted by the Board of Directors on July 26, 2016
Cash Compensation:

Non-Employee Director Annual Retainer	$100,000
Non-Executive Chairman of the Board Annual Retainer	$100,000
Lead Director Annual Retainer	$20,000
Audit Committee Chair Annual Retainer	$20,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$12,500
Compensation Committee Chair Annual Retainer	S15,000

Non-Employee Director compensation is payable in equal quarterly installments on or about the first business day of each fiscal quarter.
Non-Employee Directors are also eligible to receive an annual retainer of a restricted stock award with a grant date value of $100,000 granted (with the value based on the closing price of Nexeo’s common shares on the date prior to the grant date and the number of units rounded to the nearest whole unit). The restricted stock vests one year from the date of grant. The first grant was made on July 26, 2016; additional grants may be pro-rated as applicable based on additional grant dates.
Nexeo also requires that Non-Employee Directors maintain an ownership position in Nexeo of at least 5 times the value of the annual Cash Non-Employee Director Annual Retainer; provided, however, that new directors shall have five (5) years from their initial election to the Board to reach this ownership threshold. Pursuant to Nexeo’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.